Exhibit 10.26
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
FOREIGN EXCHANGE PRIME BROKERAGE
AGENCY AGREEMENT
This Foreign Exchange Prime Brokerage Agency Agreement is made this 12th of July 2006
BETWEEN:
1.	The Royal Bank of Scotland plc, acting through its Financial Markets division (the “Bank”); and

2.	Gain Capital Group, LLC whose address is at 550 Hills Drive Bedminster, NJ 07921 (the “Agent”)
WHEREAS
A. The Bank may enter into a number of Foreign Exchange Prime Brokerage, Master Counterparty Agreements with various counterparties (the “Counterparties”) setting out the basis upon which the Bank may appoint an agent to engage in Foreign Exchange and Currency Options transactions on behalf of the Bank with each Counterparty;
B. The Bank hereby wishes to appoint the Agent as its agent in respect of certain specified Counterparties for the purposes set out in A above strictly on the terms, conditions and limits expressly stated below;
C. The Bank and the Agent have entered into an ISDA Master Agreement (the “Master Agreement”) dated as of 22 January 2003.
NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES CONTAINED HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:
1. Agency. The Bank hereby authorizes the Agent to execute the Foreign Exchange and Currency Options transactions with the Counterparties specified by the Bank from time to time in the Notice attached hereto as Exhibit J (the “Specified Counterparty Transactions”). This authority is expressly limited to a Net Daily Settlement Amount (as defined in the applicable Master Counterparty Agreement) not exceeding the Settlement Limit specified in the applicable Notice (or its equivalent in any other currency) (the “Settlement Limit”) and a Counterparty Net Open Position (as defined in the applicable Master Counterparty Agreement) not exceeding the Maximum Counterparty Net Open Position specified in the applicable Notice (or its equivalent in any other currency). Specified Counterparty Transactions may only be entered into between the Bank, acting through a Specified Office, and the Counterparty acting through its branches specified in the Notice. The Bank may at any time and from time to time in its sole discretion modify the Settlement Limit or the Maximum Counterparty Net Open Position by written notice to the applicable Counterparty and Agent, which such notice shall be effective upon receipt. In addition, no Specified Counterparty Transaction shall be entered into where the rate of exchange or premium payable under such Specified Counterparty Transaction reflects a historic rate or is otherwise materially different to the market rate at such time in either case as determined in the discretion of the Bank. Unless otherwise agreed by the Bank in its absolute discretion beforehand in each case, and without prejudice to the foregoing provision, the Agent shall not enter into any Specified Counterparty Transaction which is a foreign exchange transaction pursuant to the exercise of a Currency Option transaction which itself is not an Accepted Transaction. In addition to any other agreement the Bank may have with the Agent, the Bank may require the Agent to deposit or pay additional collateral to the Bank prior to the Bank agreeing to accept such Specified Counterparty Transaction.
“Specified Office” means the Bank’s London Branch located at 135 Bishopsgate, London EC2M 3UR, or such other office of the Bank as may be specified in writing by the Bank from time to time:

2. Accepted Transactions. The Agent acknowledges and agrees that its appointment is expressly as set out herein and that the Bank shall not be responsible for or be bound as principal or otherwise by any Specified Counterparty Transaction unless (i) giving effect to such Specified Counterparty Transaction does not cause the Settlement Limit or the Maximum Counterparty Net Open Position applicable thereto to be exceeded; (ii) the Counterparty and Agent shall have committed to the material terms (Le. settlement date and amounts of each currency to be delivered by each party) of such Specified Counterparty Transaction; (iii) such Specified Counterparty Transaction has been entered into by the Bank, acting through a Specified Office, and the Counterparty acting through its branches specified in the relevant Notice, and (iv) the Specified Counterparty Transaction complies with such additional terms and conditions set forth in the applicable Notice.
A Counterparty Transaction which complies with the conditions specified in Ci) to (iv) above shall be an “Accepted Transaction.” An Accepted Transaction shall be valid and binding upon the Bank, enforceable against the Bank by the relevant Counterparty in accordance with its terms. The Agent shall promptly, in accordance with customary market practice, communicate trade details of each Specified Counterparty Transaction by notifying the Bank via a mutually acceptable electronic messaging system, e.g. Reuters. Any Specified Counterparty Transaction which does not constitute an Accepted Transaction shall be null and void as against the Bank and in respect of which the Agent unconditionally and irrevocably indemnifies the Bank in respect of all losses, costs, expenses and damages suffered by the Bank in respect thereof.
3. Offsetting Transaction. Immediately after entering into a Specified Counterparty Transaction with a Counterparty, the Agent and the Bank shall be deemed to have automatically entered into an offsetting transaction being either an FX Transaction or Option Transaction corresponding to the Accepted Transaction (each, an “Offsetting Transaction”) whereby the Bank’s currency exposure under each Accepted Transaction is completely eliminated by the Offsetting Transaction. The Bank will promptly confirm the terms of each Offsetting Transaction which shall be subject to the terms of the Master Agreement provided, however, that notwithstanding anything to the contrary in the Master Agreement, the Agent hereby unconditionally consents and agrees to its obligations under each Offsetting Transaction.
4. Exercise of Options. Notwithstanding any terms of a confirmation that may be to the contrary, if the Agent has entered into an Accepted Transaction in which the Counterparty is the grantor of an Option, the Bank may at the request of the Agent, authorize the Agent to exercise such Option on its behalf where required by delivery of a Notice of Exercise (as defined below) which shall constitute exercise by the Bank. In the event that the Agent fails to exercise such Option on behalf of the Bank, the Agent shall not deliver a Notice of Exercise to the Bank in respect of the corresponding Offsetting Transaction and notwithstanding the terms of such Offsetting Transaction, including any such terms relating to automatic exercise, such rights under the Offsetting Transaction shall be deemed to have expired unexercised.
“Notice of Exercise” means telex, telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option to the grantor prior to or at the expiration time on the expiration date as agreed to at the time the Option is entered into, as evidenced in a Confirmation.
5. Termination. This Agreement shall remain in effect unless and until terminated by the Bank or by the Agent. Such termination may be communicated to the Agent (in the case of a termination by the Bank) or to the Bank (in the case of a termination by the Agent) by telephonic notice, which shall be followed promptly by written notification of such termination; provided that the termination shall be effective as of the time of the telephonic notice. Termination of this Agreement shall have no effect upon any Accepted Transaction executed in accordance with the provisions hereof prior to the effectiveness of such termination.
6. Notices. Telephonic and written notices under this Agreement shall be made as follows:
To the Bank:
The Royal Bank of Scotland plc
135 Bishopsgate, 3rd Floor

London EC2M 3UR
Attention: FOREIGN EXCHANGE Prime Brokerage Desk
Telephone No: 00 44 (0) 207 085 5441
Facsimile No: 0044 (0) 207 085 5734
To the Agent:
Gain Capital Group, LLC
550 Hills Drive
Bedminster, NJ 07921
United States
Each party may change its notice address and details by notice given to the other party.
7. Miscellaneous. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all oral communication and prior writings and may not be modified except as in writing and signed by all parties. In the event any provision of this Agreement is held to be illegal or in conflict with any law, rule or regulation, such provision shall be stricken and the remaining provisions shall be in full force and effect.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. Each party submits to the non-exclusive jurisdiction of the Federal courts located in New York City, Borough of Manhattan, for any action or proceeding relating to, or arising out of, this Agreement or the transactions contemplated hereby and expressly waives any objection it may have to such jurisdiction or the convenience of such forum. Further, each party hereby irrevocably waives any right it may have to a trial by jury in connection with any action, dispute or proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby.
     No party shall assign this Agreement (except as expressly provided in this Agreement) without the prior written consent of the other party hereto and any attempted “assignment in violation of this Section shall be void;
     Each party may record the telephone conversations of any other party hereto and such recording may be used in evidence in any dispute arising in connection with any Offsetting Transaction and/or this Agreement.
     A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
     Each party hereto represents and warrants to the other party that (i) it is duly organized under the laws of the jurisdiction of its incorporation or organization, (ii) it has all requisite power and authority to enter into this Agreement and all Offsetting Transactions contemplated hereunder, (iii) this Agreement constitutes, and the transactions contemplated hereby will constitute, its legal valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy or insolvency laws and general equitable principles), (iv) it is acting for its own account, and it has made its own independent decisions to enter into this Agreement and all Offsetting Transactions, and as to whether any Offsetting Transaction is appropriate for it based upon its own judgment and upon advice from such advisors as it has deemed necessary, (v) it is not relying on any communication (written or oral) of any other party as investment advice or as a recommendation to enter into any Offsetting Transaction; it being understood that information and explanation related to the terms and conditions of a Offsetting Transaction shall not be considered investment advice or as a recommendation to enter into that Offsetting Transaction and (vi) the other parties are not acting as a fiduciary or an advisor for it in respect of this Agreement, Offsetting Transactions.
8. Fees. Payments of fees by the Agent under this Agreement as set out in Schedule I (“FX Prime Brokerage Fees”) and agreed from time to time by the parties shall be made on the due date in the place of the account specified by the Bank in freely transferable funds and in the manner customary for payments in the required currency. If the Agent fails to make, when due, any payment under this Agreement the Bank shall be entitled to take any action necessary in its sole and absolute discretion, including but not limited to deducting from any collateral or margin that Agent has pledged or given to Bank or debiting any account maintained with the Bank, in the amount of fees owed.
“Business Day” means a day on which commercial banks are open for business in the place where the relevant account specified by the Bank is located.
Confirmed and agreed to as of July 12, 2006.

THE ROYAL BANK OF SCOTLAND		GAIN CAPITAL, INC

By:	/s/ Clan McHugh	By:	/s/ Mark E. Galant
Clan McHugh		Title: CEO
Title: Global Head of Prime Brokerage Sales

SCHEDULE 1
FX Prime Brokerage Fees
All fees are quoted per ***
***
No fee shall be payable in respect of principal-to-principal transactions with the Bank.

EXHIBIT 1 TO FOREIGN EXCHANGE PRIME BROKERAGE
AGENCY AGREEMENT
Notice
     The Royal Bank of Scotland plc and [name of Agent] are parties to a Foreign Exchange Prime Brokerage Agency Agreement dated as of [                                        ,] 2005 (the “Agreement”). All capitalized terms used in this Notice without definition shall have the meanings given to such terms in the Agreement.
     The Royal Bank of Scotland plc designates-the following as a Counterparty under the Agreement:
[Specify Counterparty and branches]
     The Royal Bank of Scotland plc specifies the following types of transactions as Specified Counterparty Transactions with respect to the Counterparty, with the respective maximum tenors identified below:
spot, tom next and forward foreign exchange transactions with a maximum tenor of [___] months (“FX Transactions”) and currency options (which shall consist of puts and calls that do not have special features), with a maximum tenor of [___] months (“Options”) (collectively, “Specified Counterparty Transactions”)
     The following Settlement Limit and Maximum Counterparty Net Open Position shall apply with respect to such Agent:

Settlement Limit	Maximum Counterparty Net Open Position
USD [ ]	USD [ ]
Confirmed and agreed to as of [                    ], 2005.
THE ROYAL BANK OF SCOTLAND PLC [AGENT]

By	By

Title:	Title: